US  WIRELESS  ONLINE,  INC.
OTCBB:  UWRL
745  West  Main  Street,  Suite  100
Louisville,  KY  40202
(502)  213-3700
www.uswirelessonline.com

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For  Immediate  Release
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                       US WIRELESS ONLINE, INC. COMPLETES
                       REORGANIZATION AS A PUBLIC COMPANY

                 STOCK BEGINS TRADING TODAY UNDER SYMBOL "UWRL"

LOUISVILLE, Kentucky (May 19, 2003) US Wireless Online, Inc. (OTCBB: UWRL) today announced the completion of its reorganization as a public company. The
Company's common stock will begin trading on the OTC Bulletin Board market today, May 19, 2003, under the symbol "UWRL".

U.S. Wireless Online is a provider of wireless "last mile" high-speed Internet access (a wireless connection from a major trunk line to a business or residential user) in the rapidly growing industry called variously "wireless broadband", "802.11", "Wi-Fi", or "wireless local loop (WLL)". U.S. Wireless Online, based in Louisville, Kentucky, owns and operates wireless metro-area networks in Kentucky, Georgia, Ohio and Indiana. Offering residential and business service, approximately 24,000 users access the Internet with high-speed connections through the Company's more than 500 enterprise customers.

"This is a significant milestone for US Wireless Online and for the wireless broadband sector," commented Doug Keeney, Chief Executive Officer of US Wireless Online, Inc. "Our industry has been in the forefront of what many see as a fundamental change in the way people access data. Behind the headlines we as an industry have been building networks across the nation to offer the consumer a much needed alternative to the cable/DSL duopoly." Keeney, who is also Chairman of the License Exempt Alliance and a director of the Wireless Communications Association in Washington, DC, has been Chief Executive Officer of the company since 2000. According to industry estimates, wireless broadband, which competes with DSL and cable modem access, has given rise to over 1500 providers nationwide. Last year, US Wireless Online was listed as one of RCR magazine's Top 25 wireless broadband providers.

The Company's unaudited revenues approximated $1.8 million in FY2002 (fiscal year ends 12/31), compared with just over $1.0 million in FY2001. Additional details about the Company and the transaction will be filed on Form 8-K with the


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Securities  and Exchange Commission.  Audited financial statements will be filed on Form 8-K with the Securities and Exchange Commission on or before July 14, 2003.


This press release contains certain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could cause or contribute to such differences include, but are not limited to, market acceptance of products and technologies, competitive factors, the Company's ability to continue to secure sources of financing and other factors described in the Company's filings with Securities and Exchange Commission. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

           For more information please visit the Company's website at
                      www.uswirelessonline.com or contact
                      ------------------------
                       Doug Keeney, CEO at (502) 213-3700


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